Exhibit 99.1

GROGENESIS ENGAGES TDM FINANCIAL TO EDUCATE, INFORM AND INCREASE AWARENESS April 23, 2015

Company to Be Featured on SECFilings.com Financial Network

SPRINGVILLE, TN--GroGenesis, Inc., (OTCBB: GROG) ("GroGenesis" or the "Company"), rights holders, developers and manufacturers of innovative plant health enhancement products AgraBurst and AgraBlast are pleased to announce that it has retained TDM Financial to provide marketing, outreach, and management services. TDM Financial owns and operates the SECFilings.com website, a leading financial network with over 600,000 registered members.

"We are pleased to engage the services of TDM Financial as we continue to build a diverse and balanced shareholder base," said Joe Fewer, President and CEO of GroGenesis, Inc. "TDM Financial's extensive network and IR management expertise aims to help us realize increased investor education and shareholder outreach through fully compliant and high-quality coverage on major financial news portals as we build upon our growth strategy."

"We are excited to be working with an early pioneer and thoughtful leader in the agriculture industry," said TDM Financial president Daniel Minton. "We look forward to communicating the company's growth strategy to the investment community and to building a stable, long-term shareholder base."

Additional details of the Company's business, finances, appointments and agreements can be found in its ongoing filings which forms part of the Company's continuous public disclosure as a reporting issuer with the Securities and Exchange Commission ("SEC") available at www.sec.gov.

ABOUT GROGENESIS, INC. (OTCBB: GROG)
GroGenesis aims to become a leading producer of natural plant growth health technologies. The Company's 'AgraBurst' is neither a fertilizer nor herbicide. The product is a plant growth technology blended from processed extracts of natural plant materials that directly improves the positive effects of commercial fertilizers and available nutrients. GroGenesis also offers "AgraBlast" an eco-friendly, non-toxic alternative to synthetic fungicides. When used in combination (as directed), the Company offers an innovative solution for the control of plant pathogenic fungi and for plant remediation and stimulation of yields. Find out more at www.grogenesis.com.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS:
Information set forth in this press release contains forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in the GroGenesis filings with the Securities and Exchange Commission: www.sec.gov. GroGenesis disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.